FOR IMMEDIATE RELEASE                        Corporate Communications
                                             Seth Wheeler
                                             625-4000 Ext. 4267
                                             wheeler@energynorth.com

May 15, 2000

EnergyNorth, Inc. Announces Extension of Shareholder Purchase
Rights

Manchester, New Hampshire - May 15, 2000

At its meeting on April 27, 2000, the Board of Directors of EnergyNorth, Inc. amended the Share Purchase Rights issued to shareholders under its Shareholder Rights Plan to extend the exercise period of the Rights for one year. The Rights, which were set to expire on June 18, 2000, will now expire on June 18, 2001. The Board acted in light of the Company's previously announced merger with Eastern Enterprises (NYSE - EI) and KeySpan Energy (NYSE - KSE), expected to close in the third calendar quarter of this year.

The Rights will not impede the Eastern/KeySpan mergers; they will be redeemed by the Company at their redemption price of $0.01 per share prior to completion of the mergers.

EnergyNorth, Inc. is an energy services holding company headquartered in Manchester, New Hampshire. Its subsidiaries distribute natural gas and propane gas to approximately 98,000 customers throughout New Hampshire and Vermont, as well as provide mechanical contracting services for commercial, industrial and institutional customers in northern and central New England. To learn more about EnergyNorth, Inc., visit our website at www.energynorth.com.